As filed with the U.S. Securities and Exchange Commission on February 5, 2025.

Registration No. 333-282621

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 9

TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEN Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	7370	99-1291725
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1170 Wheeler Way

Langhorne, PA 19047

1.800.909.9598

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John M. Orobono Jr.

1170 Wheeler Way

Langhorne, PA 19047

1.800.909.9598

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Lisa Forcht, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 (212) 530-2206	David L. Ficksman, Esq. Joilene Wood, Esq. TroyGould PC 1801 Century Park East, 16th Floor Los Angeles, CA 90067 (310) 553-4441

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

TEN Holdings, Inc. is filing this Amendment No. 9 (this “Amendment No. 9”) to the Registration Statement on Form S-1 (Registration No. 333-282621), originally filed on October 11, 2024 (the “Registration Statement”), as an exhibit-only filing, solely to replace the Consent of Independent Registered Public Accounting Firm attached as Exhibit 23.1. Accordingly, this Amendment No. 9 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibit being filed, and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$6,476
FINRA Filing Fee	$3,398
Legal Fees and Other Expenses	$400,000
Nasdaq Capital Market Listing Fee	$50,000
Accounting Fees and Expenses	$490,000
Printing Expenses	$20,000
Underwriter Out of Pocket Accountable	180,000
Miscellaneous Expenses	$230,000
Total Expenses	$1,379,874

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes (the “NRS”).

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. If so provided in the corporation’s articles of incorporation, bylaws, or other agreement, Section 78.751 of the NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the company to grant its directors and officers’ additional rights of indemnification under its articles of incorporation, bylaws, or other agreement. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or bylaws is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such act or omission has occurred.

II-1

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our articles of incorporation provide for indemnification of our officers and directors to the fullest extent permissible under the applicable laws and regulations. Our bylaws provide for indemnification of our officers and directors to the fullest extent not prohibited by the applicable laws and regulations. In addition, our board of directors is authorized to purchase and maintain insurance on behalf of our officers and directors against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

V-Cube, Inc. subscribed for 10 shares of common stock of TEN Holdings, Inc. in consideration of $10.00 in the corporate formation of TEN Holdings, Inc. on February 12, 2024, and obtained another 90 shares of common stock of TEN Holdings, Inc. on July 2, 2024 in exchange for the 100% equity interest in TEN Events, Inc. valued at approximately $32.5 million. Accordingly, the consideration paid by V-Cube, Inc. for its equity interest in TEN Holdings, Inc. (amounting to 25 million shares of common stock post reverse split and corporate restructuring) was approximately $32.5 million.

Spirit Advisors, LLC (“Spirit Advisors”) received a warrant to purchase the Company’s common stock as of February 12, 2024, in partial consideration for consulting services rendered and to be rendered in connection with this offering. At any time beginning on the date of completion of this offering until ten years following the completion of this offering, Spirit Advisors may exercise the warrant to purchase up to 4.9% of the fully diluted share capital of the Company as of the date of completion of this offering, for an exercise price per share of US$0.02, subject to adjustment as provided in the warrant. The warrant may be exercised in whole or in part and provide for cashless exercise and anti-dilution adjustments. The warrant shall be automatically terminated and shall be returned to the Company if this offering has not occurred by February 12, 2026.

On March 25, 2024, Xyvid, Inc. (now known as TEN Events, Inc., our operating entity) entered into a certain Agreement for Loan Conditions with Naoaki Mashita, our Director and the chief executive officer of V-Cube, Inc., the Company’s controlling stockholder, pursuant to which loan agreement, Mr. Mashita agreed to provide a loan to Xyvid, Inc. in the principal amount of $317,000, bearing interest at an annual interest rate of 6.0%, with an original repayment date of December 31, 2024, and which loan agreement was assigned to and assumed by the Company on September 5, 2024, and the indebtedness thereunder was memorialized in a convertible promissory note delivered on such date with the same terms, which convertible promissory note is convertible, in whole or in part, into shares of common stock of the Company prior to the maturity thereof. The conversion price of such convertible promissory note is at $0.46 per share of common stock. On December 23, 2024, the Company and Mr. Mashita agreed to extend the repayment date relative to the outstanding interest component of such indebtedness as of such date of December 31, 2024 to March 31, 2025, pursuant to amendments to each of the Agreement for Loan Conditions and the convertible promissory note, entered into by the parties thereto.

On September 5, 2024, the Company’s board of directors adopted an equity incentive plan (the “Plan”) under which an aggregate of 10% of the Company’s authorized shares of common stock, which equals 12,500,000 shares of common stock, were reserved for issuance. On September 27, 2024, the Company’s board of directors and then sole stockholder approved the resolution to change the maximum number of shares of common stock of the Company reserved and available for granting awards under the Plan from 12,500,000 to 4,000,000. The Plan allows for the issuance of options, stock appreciation rights, restricted stock, restricted stock unit, performance award, dividend equivalent, and other stock-based award to selected employees, officers, directors and consultants, for them to acquire a proprietary interest in the growth and performance of the Company. On October 10, 2024, the Company granted stock options to certain individuals who were the Company’s directors and employees to purchase an aggregate of 2,640,250 shares of common stock at an exercise price of $0.46 per share. The options have a contractual term of ten years and vest upon the satisfaction of service conditions for Company employees and performance conditions for Company directors. Pursuant to the stock award agreements, an aggregate of 1,122,925 shares of common stock will vest upon the completion of our IPO.

Since incorporation, there have been changes in the ownership of our common stock. See “Principal Stockholders,” “Business—Corporate History and Structure” and “Description of Our Securities.” On October 9, 2024, our Company’s then sole Director and majority stockholder approved a 2-for-1 reverse stock split, as a result of which the aggregated number of outstanding shares of common stock changed from 50,000,000 to 25,000,000. Such number of shares of common stock outstanding does not reflect an aggregate of 1,122,925 shares of common stock underlying the stock options granted under the Company’s 2024 equity incentive plan, which options will vest upon the completion of this offering. The total value of the stock options granted on October 10, 2024 under the Company’s 2024 equity incentive plan was $8,257,803 as of such grant date. See our consolidated financial statements and related notes included elsewhere herein for details. The number of shares of common stock referenced above reflects the effect of such reverse stock split. In addition, on December 23, 2024, we issued 689,130 shares of common stock to Mr. Naoaki Mashita pursuant to the partial conversion of the convertible promissory note, as amended, in the outstanding principal amount of $317,000 held by Mr. Naoaki Mashita.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

EXHIBIT INDEX

Description
1.1*	Form of Underwriting Agreement

2.1*	Plan of Domestication

3.1*	Certificate of Incorporation

3.2*	Bylaws (included in Exhibit 2.1)

4.1*	Specimen Stock Certificate

4.2*	Form of the Representative’s Warrants

4.3*	Warrant issued by the Registrant to Spirit Advisors, LLC

4.4*	Convertible Promissory Note issued by the Registrant to Naoaki Mashita

4.5*	Amendment to the Convertible Promissory Note issued by the Registrant to Naoaki Mashita

5.1*	Opinion of Hunter Taubman Fischer & Li LLC

10.1*	Employment Agreement dated August 1, 2024 by and between Randolph Wilson Jones III and the Registrant

10.2*	Employment Agreement dated November 4, 2024 by and between John M. Orobono Jr. and the Registrant

10.3*	Form of Indemnification Agreement by and between the Registrant and its officers and directors

II-2

10.4*	Form of Director Offer Letter by and between the Registrant and its directors

10.5*	Agreement for loan condition by and between V-Cube, Inc. and Xyvid, Inc.

10.6*	Agreement for loan condition by and between Wizlearn Technologies Pte. Ltd. and Xyvid, Inc.

10.7*	Agreement of lease by and between Xyvid, Inc. and GHDLCK LLC

10.8*	Consulting Agreement with Spirit Advisors, LLC

10.9*†	Master Service Agreement by and between the Registrant and its Largest Customer for the Fiscal Year Ended December 31, 2023 (portions of the exhibit will be omitted pursuant to Item 601 of Regulation S-K)

10.10*	The Registrant’s 2024 Equity Incentive Plan

10.11*	Agreement for Loan Conditions by and between Xyvid, Inc. and Naoaki Mashita

10.12*	The Registrant’s Amended and Restated 2024 Equity Incentive Plan

10.13*	Amendment to the Agreement for Loan Conditions by and between Xyvid, Inc. and Naoaki Mashita

10.14*	Agreement Regarding Extension of Maturity Date for Loans by and between TEN Events, Inc. and V-Cube, Inc.

10.15*	Agreement Regarding Extension of Maturity Date for Loans by and between TEN Events, Inc. and Wizlearn Technologies Pte. Ltd.

14.1*	Code of Business Conduct and Ethics of the Registrant

19.1*	Insider Trading Policy of the Registrant

21.1*	Subsidiaries

23.1	Consent of Grassi & Co., CPAs, P.C.

23.2*	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1*	Form of Audit Committee Charter

99.2*	Consent of David Price

99.3*	Consent of Justin Sherrock

99.4*	Form of Policy Relating to Recovery of Erroneously Awarded Compensation of the Registrant

107*	Filing Fee Table

† Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K.

*Previously filed.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-3

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Langhorne, Pennsylvania, on February 5, 2025.

TEN Holdings, Inc.

By:	/s/ Randolph Wilson Jones III
Randolph Wilson Jones III
CEO and Director
(Principal Executive Officer)

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Randolph Wilson Jones III as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933 increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randolph Wilson Jones III	CEO and Director	February 5, 2025
Name: Randolph Wilson Jones III	(Principal Executive Officer)

/s/ John M. Orobono Jr.	Secretary, Chief Financial Officer and Director	February 5, 2025
Name: John M. Orobono Jr.	(Principal Accounting and Financial Officer)

/s/ Naoaki Mashita	Director	February 5, 2025
Name: Naoaki Mashita

II-5